Exhibit 3.1

AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED

OPERATING AGREEMENT OF

CONSTELLATION ENERGY PARTNERS LLC

This AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF CONSTELLATION ENERGY PARTNERS LLC (this “Amendment”), dated as of August 9, 2013, is entered into and effectuated by the Board of Managers (the “Board”) of Constellation Energy Partners LLC, a Delaware limited liability company (the “Company”), pursuant to authority granted to it in Sections 5.5 and 11.1 of the Second Amended and Restated Operating Agreement of the Company, dated as of November 20, 2006, as amended by Amendment No. 1 dated as of April 23, 2007, Amendment No. 2 dated as of July 25, 2007, Amendment No. 3 dated as of September 21, 2007 and Amendment No. 4 adopted effective as of December 28, 2007 (as amended, the “Operating Agreement”). Capitalized terms used but not defined herein are used as defined in the Operating Agreement.

WHEREAS, Section 5.5(a) of the Operating Agreement provides that the Company may issue additional Company Securities for any Company purpose for such consideration and on such terms and conditions as the Board shall determine in its sole discretion, all without the approval of any Members of any class of Company Securities then Outstanding;

WHEREAS, Section 5.5(b) of the Operating Agreement provides that the Company Securities authorized to be issued by the Company pursuant to Section 5.5(a) of the Operating Agreement may be issued in one or more classes, or one or more series of any such classes, with such relative designations, preferences, rights, powers and duties (which may be senior or prior, pari passu or junior to existing classes and series of Company Securities) as shall be fixed by the Board;

WHEREAS, Section 5.5(c) of the Operating Agreement provides that the Board shall take all actions that it determines to be necessary or appropriate in connection with each issuance of Company Securities pursuant to Section 5.5 and determine the relative designations, preferences, rights, powers and duties of the holders of the Units or other Company Securities being so issued;

WHEREAS, Section 5.6 of the Operating Agreement provides that additional Company Securities, issuable without the approval of the Members of any class of Company Securities then Outstanding, may include (i) Company Securities with preferences, rights, powers and duties (including rights to distributions, allocations, voting or in liquidation) that are senior to any other class or series of Company Securities then Outstanding or (ii) additional Company Securities of any class or series then Outstanding;

WHEREAS, Section 11.1(c)(vii) of the Operating Agreement provides that the Board, without the approval of any Member or holder of any Company Securities (subject to the provisions of Section 5.6 of the Operating Agreement), may amend any provision of the Operating Agreement that the Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.5 of the Operating Agreement;

WHEREAS, the Board has determined that the issuance of the Class Z Unit provided for in this Amendment is permitted by Section 5.5 and Section 5.6 of the Operating Agreement and that the amendments contemplated hereby are necessary or appropriate in connection with the authorization of the issuance of the Class A Units, Common Units and Class Z Unit to Sanchez Energy Partners I, LP (“SEP I”), a Delaware limited partnership, pursuant to that certain Contribution Agreement by and between SEP I and the Company dated as of the date hereof; and

WHEREAS, the Board deems it in the best interest of the Company to effect this Amendment to provide for the issuance of the Class Z Unit and such other matters as are provided herein.

NOW, THEREFORE, it is hereby agreed as follows:

A. Amendment. The Operating Agreement is hereby amended as follows:

1. Section 1.1 of the Operating Agreement is hereby amended to add or amend and restate, as applicable, the following definitions in the appropriate alphabetical order:

“Class Z Member Interest” means the Member Interest represented by the Class Z Unit.

“Class Z Unit” means a Unit representing a fractional part of the Member Interests of all Members and, to the extent that they are treated as Members hereunder, Assignees, and having the rights and obligations specified with respect to the Class Z Unit in this Agreement.

“Outstanding” means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that (i) no Company Securities held by the Company or any other Group Member shall be considered Outstanding and (ii) if at any time any Person or Group (other than CEPM, CEPH, SEP I, SOG or their respective Affiliates) beneficially owns 20% or more of any Outstanding Company Securities of any class then Outstanding, all Company Securities owned by such Person or Group shall not be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Members to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, provided that the foregoing limitation shall not apply to any Person or Group who acquired 20% or more of any Outstanding Company Securities of any class then Outstanding directly from CEPM, CEPH, SEP I, SOG or their respective Affiliates with the prior approval of the Board of Managers.

“Proposed Amendment” has the meaning assigned to such term in Section 5.12(c).

“SEP I” means Sanchez Energy Partners I, LP, a Delaware limited partnership.

“SOG” means Sanchez Oil & Gas Corporation, a Delaware corporation.

“Unit” means a Company security that is designated as a ‘Unit’ and shall include Class A Units, Common Units and the Class Z Unit, but shall not include Class D Interests or the Management Incentive Interests.

2. Section 3.6 of the Operating Agreement is hereby amended to insert a new clause (f) as follows:

(f) The Record Holder of the Class Z Unit who has been admitted as a Member of the Company in respect of such Class Z Unit shall have one vote for the Class Z Unit and be entitled to vote on all matters with respect to which the holder of the Class Z Unit is entitled to vote under this Agreement.

3. Section 5.4(d)(i) of the Operating Agreement is hereby amended and restated as follows:

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Member Interests for cash or Contributed Property, the issuance of Member Interests as consideration for the provision of services or the issuance by the Company of a “noncompensatory option” within the meaning of Treasury Regulation Sections 1.721-2(f) and 1.761-3(b)(2) which is not treated as a partnership interest pursuant to Treasury Regulation Section 1.761-3(a), the Capital Accounts of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Member pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) immediately prior to the issuance of additional Member Interests, or immediately after the conversion, shall be determined by the Board of Managers using such method of valuation as it may adopt; provided, however, that the Board of Managers, in arriving at such valuation, must take fully into account the fair market value of the Member Interests of all Members at such time. The Board of Managers shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties; provided, however, that the Board of Managers, in arriving at such valuation, must take fully into account the fair market value of the Member Interests of all Members at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). For the avoidance of doubt, the Class A

Units issued to SEP I will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, SEP I, as a holder of Class A Units, will be treated as a partner in the Company, other than with respect to the conversion feature of the Class A Units.

4. Article V of the Operating Agreement is hereby amended to add a new subsection 5.4(d)(iii) as follows:

(iii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), immediately after the conversion of the Class A Units held by SEP I into Common Units, the Capital Account of each Member and the Carrying Value of each Company property shall be adjusted to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately after such conversion and (A) first, all Unrealized Gain (if the Capital Account of each such Class A Unit is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit) or Unrealized Loss (if the Capital Account of each such Class A Unit is greater than the Per Unit Capital Amount for a then Outstanding Initial Common Unit) shall be allocated Pro Rata to each Member holding Common Units received upon such conversion until the Capital Account of each such Common Unit is equal to the Per Unit Capital Amount for a then Outstanding Initial Common Unit; and (B) second, any remaining Unrealized Gain or Unrealized Loss had been allocated to the Members at such time pursuant to Section 6.1(c). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets immediately after the conversion of a Class A Unit shall be determined by the Board of Managers using such reasonable method of valuation as it may adopt (taking into account Section 7701(g) of the Code); provided, however, that the Board of Managers, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time and must make such adjustments to such valuation as required by Treasury Regulation Section 1.704-1(b)(2)(iv)(h)(2). The Board of Managers shall allocate such aggregate value among the assets of the Company in such manner as it determines in its discretion to be reasonable. If, after making the allocations of Unrealized Gain and Unrealized Loss as set forth above in this Section 5.4(d)(iii), the Capital Account of SEP I with respect to each Common Unit received in the conversion is less than the Per Unit Capital Amount for a then Outstanding Initial Common Unit, then Capital Account balances shall be reallocated between the Members holding Common Units (other than the Common Units issued in the conversion) and Members holding Common Units issued in the conversion so as to cause the Capital Account of SEP I with respect to each Common Unit received upon the conversion to equal the Per Unit Capital Amount for a then Outstanding Initial Common Unit.

5. Section 5.5(a) of the Operating Agreement is hereby amended and restated as follows:

(a) Subject to both Section 5.6 and to the prior approval of the holder of the Class Z Unit pursuant to Section 5.12(b), at any time or from time to time after the closing of the Initial Offering, the Company may issue additional Company Securities, and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose to such Persons, and admit such Persons as members of the Company, for such consideration and on such terms and conditions as the Board of Managers shall determine in its sole discretion, all without the approval of the Members of any class of Company Securities then Outstanding.

6. Article V of the Operating Agreement is hereby amended to add a new Section 5.12 creating a new series of Company Securities as follows:

Section 5.12 Establishment of Class Z Unit.

(a) General. The Board hereby designates and creates a series of Company Securities to be designated as the “Class Z Unit” and consisting of a total of one Class Z Unit, and fixes the designations, preferences and relative, participating, optional or other special rights, powers and duties of holders of the Class Z Unit as set forth in this Section 5.12.

(b) Voting Rights. The Class Z Unit is non-voting, except that the Class Z Unit, voting as a separate class, (i) until March 31, 2015, must approve the issuance of additional Company Securities, other than Common Units, prior to the issuance of any such additional Company Securities, provided that the foregoing reference to March 31, 2015 shall automatically be extended to March 31, 2016 if a member or members of the Company Group and SOG or an Affiliate of SOG have entered into a master services agreement prior to March 31, 2015 on terms mutually agreeable to such parties, (ii) is entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class Z Unit in relation to other classes of Interests (including as a result of a merger or consolidation) and (iii) is entitled to vote on any matter as required by law.

(c) Vote of Unitholders. Upon written request of the holder of the Class Z Unit, the Board shall take such actions as may be necessary or appropriate to submit to a vote of the holders of the Class A Units and the Common Units the approval of an amendment to the this Agreement that provides that the Class A Units, voting as a separate class, must approve the issuance of any additional Company Securities, other than Common Units, prior to the issuance of any such additional Company Securities and amendments that are related thereto and reasonably requested by the holder of the Class Z Unit (together, the “Proposed Amendment”); provided, however, that the Company shall not be obligated to submit such vote to such Unitholders more than once annually. The vote required for such approval will be the requisite vote required under this Agreement and under the rules or staff interpretations of the National Securities Exchange on which the Common Units are listed or admitted to trading. Upon compliance with the foregoing provisions of this Section 5.12(c) and Section 5.12(d), the Class Z Unit shall be cancelled and shall no longer be Outstanding upon the earliest to occur of (i) receipt of the approval of the Proposed Amendment or (ii) the applicable date set forth in Section 5.12(b)(i).

(d) Surrender of Certificates. Upon receipt of the approval of the amendment by the holders of the Class A Units and the Common Units, the Board shall give the holder of the Class Z Unit prompt notice of such approval, and the holder of the Class Z Unit shall promptly surrender the Class Z Unit Certificate therefor, duly endorsed, at the office of the Company or of any transfer agent for the Class Z Unit.

(e) Economic Rights. The Class Z Unit is a non-economic interest, that is without any right to participate in distributions or allocations.

7. Section 6.2 of the Operating Agreement is hereby amended to add a new clause (k) at the end thereof as follows:

(k) In accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(s) and 1.704-1(b)(4)(x), if Capital Account balances are reallocated among Members in accordance with Section 5.4(d)(iii), beginning with the year of reallocation and continuing until the allocations required are fully taken into account, the Company will make corrective allocations to take into account the Capital Account reallocation.

8. Section 6.9 of the Operating Agreement is hereby amended and restated as follows:

(a) Subject to transfer restrictions in Section 4.6 of this Agreement, a Unitholder holding a Class A Unit that has converted into a Common Unit shall provide notice to the Company of any Transfer of such converted Common Unit by the earlier of (i) thirty (30) days following such Transfer and (ii) the last Business Day of the calendar year during which such Transfer occurred, unless (x) the transfer is to an Affiliate of such Unitholder or (y) by virtue of the application of Section 5.4(d)(iii), the Company has previously determined, based on the advice of counsel, that the converted Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.9, the Company shall take whatever steps are required to provide economic uniformity to the converted Common Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the other Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances among the Partners in accordance with Section 5.4(d)(iii) and Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(4) with respect to Class A Units or converted Common Units will be deemed not to have a material adverse effect on the other Unitholders holding Common Units).

9. Section 11.10 of the Operating Agreement is hereby amended and restated as follows:

The holders of Class A Units (and if the holders of the Class Z Unit, Management Incentive Interests or the Class D Interests are entitled to vote on any matter, the holder(s) of such Member Interests) may take any action or give any approval, whether together or as separate classes, without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken or approval so given shall be signed by the Member(s) holding a sufficient percentage of Member Interests to otherwise take such action or give such approval and delivered to the Company. No other action permitted or required to be taken at a meeting of Members may be taken by written consent or by any other means or manner than a meeting of Members called and conducted in accordance with this Agreement.

B. Agreement in Effect. Except as hereby amended, the Operating Agreement shall remain in full force and effect.

C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

D. Invalidity of Provisions. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

THE BOARD OF MANAGERS OF CONSTELLATION ENERGY PARTNERS LLC

By:	/s/ Richard S. Langdon
Name:	Richard S. Langdon
Title:	Manager

[Operating Agreement Amendment Signature Page]